Filed Pursuant to Rule 424(b)(3)

Registration No. 333-236011

PROSPECTUS SUPPLEMENT NO. 15

(to Prospectus dated March 23, 2020)

AdaptHealth Corp.
Primary Offering of

9,601,909 shares of Class A Common Stock
Issuable Upon Exercise of Warrants

Secondary Offering of

75,053,512 shares of Class A Common Stock and
4,333,333 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated March 23, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-236011). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on August 28, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to (i) the issuance by us of up to 9,601,909 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (A) 5,268,576 shares issuable upon the exercise of warrants that were issued in our initial public offering pursuant to the registration statement declared effective on February 15, 2018 (the “public warrants”) and (B) 4,333,333 shares issuable upon the exercise of warrants initially issued to Deerfield/RAB Ventures LLC (our “Sponsor”) in a private placement that occurred simultaneously with our initial public offering (the “private placement warrants” and collectively with the public warrants, the “warrants”), which private placement warrants have been distributed from the Sponsor to its members, and (ii) the offer and sale from time to time in one or more offerings by the selling securityholders identified in the Prospectus of up to 75,053,512 shares of our Class A Common Stock and up to 4,333,333 private placement warrants.

Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “AHCO”. On August 27, 2020, the closing price of our Class A Common Stock was $21.70. Our public warrants were formerly listed on Nasdaq under the symbol “AHCOW” and were suspended from trading on Nasdaq on December 6, 2019 because the public warrants did not satisfy the minimum 300 round lot holder requirement for listing, at which time the warrants became eligible to trade “over-the-counter” under the trading symbol “AHCOW”. A Form 25-NSE with respect to the public warrants was filed by Nasdaq on January 21, 2020, and the formal delisting of the public warrants became effective ten days thereafter. The private placement warrants are not listed on any exchange.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 28, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 27, 2020

Delaware	001-38399	82-3677704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Germantown Pike, Suite 250

Plymouth Meeting, PA

(address of principal executive offices)

19462

(zip code)

(610) 630-6357
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On August 27, 2020, AdaptHealth Corp. (the “Company”) held its annual meeting of stockholders via live audio webcast (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2020, as supplemented on August 3, 2020 (collectively, the “Proxy Statement”). At the beginning of the Annual Meeting, there were 25,348,934 shares of Class A Common Stock and 8,587,074 shares of Class B Common Stock present or represented by proxy at the Annual Meeting, which represented 57.35% of the combined voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote at the Annual Meeting, and which constituted a quorum for the transaction of business. Holders of the Company’s Common Stock were entitled to one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock held as of the close of business on June 30, 2020, the record date for the Annual Meeting.

The stockholders of the Company voted on the following proposals at the Annual Meeting:

1. To elect three Class I directors for a three-year term;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3. To approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, representing equal to or greater than 20% of the outstanding common stock or voting power of the Company, (i) issuable upon conversion of the Company’s Series A Preferred Stock issued by the Company to OEP AHCO Investment Holdings, LLC, a Delaware limited liability company (the “OEP Purchaser”), on July 1, 2020 pursuant to an Investment Agreement entered into on May 25, 2020 by and among the Company, the OEP Purchaser and, solely for purposes of Section 3.10 thereof, One Equity Partners VII, L.P., and (ii) issuable upon conversion of the Company’s Series B-1 Preferred Stock issuable upon conversion of the Company’s Series B-2 Preferred Stock issued to Deerfield Partners, L.P., a Delaware limited partnership (“Deerfield Partners”), on July 1, 2020 pursuant to an Investment Agreement entered into on June 24, 2020, by and between the Company and Deerfield Partners (the “Deerfield Investment Agreement”), in each case, by removal of the conversion restriction that prohibits such conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as applicable.

The voting results for each of these proposals are set forth below.

1.            Election of Class I Directors

Name	For	Withheld	Broker Non-Vote
Mr. Richard Barasch	32,053,604	1,032,987	849,417
Mr. Luke McGee	33,079,956	6,635	849,417
Mr. Alan Quasha	31,966,429	1,120,162	849,417

Based on the votes set forth above, each director nominee was duly elected to serve as a Class I director until the Company’s annual meeting of stockholders in 2023, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

2.            Ratification of Appointment of Independent Registered Public Accounting Firm

For	Against	Abstain
33,784,031	151,332	645

Based on the votes set forth above, the stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

3.            Approval, for Purposes of Complying With Nasdaq Listing Rule 5635, of (1) the Issuance of Class A Common Stock Issuable Upon Conversion of Series A Preferred Stock and (2) the Issuance of Class A Common Stock Issuable Upon Conversion of Series B-1 Preferred Stock Issuable Upon Conversion of Series B-2 Preferred Stock, in each case, by Removal of the Conversion Restriction that Prohibits such Conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as Applicable

For	Against	Abstain	Broker Non-Vote
33,082,998	943	2,650	849,417

Based on the votes set forth above, the stockholders approved this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AdaptHealth Corp.

By:	/s/ Jason Clemens
Jason Clemens
Chief Financial Officer

Dated: August 28, 2020